August 3, 2000

Bion Environmental Technologies, Inc.
7921 Southpark Place, Ste. 200
Littleton, CO 80120


To Whom It May Concern,

In keeping with our agreement, dated December 11, 1999, I am tendering the enclosed Class Z and Class X warrants for exchange into restricted common stock at the ratios of 0.15 shares per Z, 0.3 shares per X.

Although I am waiving my registrations rights as set forth in paragraph 2 of the Agreement, I reserve the rights to equivalent ("piggyback") registration rights on the shares.

If this is acceptable to Bion, please cancel the attached warrants and forward the stock to my at my address below.

Yours truly,


/s/ Craig Scott
3252 E. Phillips Drive
Littleton, Co 80122

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August 3, 2000

Bion Environmental Technologies, Inc.
7921 Southpark Place, Ste. 200
Littleton, CO 80120


To Whom It May Concern,

I am tendering the enclosed Class Z and Class X warrants for exchange into restricted common stock at the ratios of 0.15 shares per Z, 0.3 shares per X.

I understand I will receive equivalent ("piggyback") registration rights on the shares.

If this is acceptable to Bion, please cancel the attached warrants and forward the stock to my at my address below.

Yours truly,


/s/ Julie Scott
14880 E. Evans Avenue
Aurora, Co 80014

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                              WARRANT EXCHANGE

                               August 3, 2000


     On behalf of Dublin Holding Ltd., LTLK Defined Benefit Plan, LOTAYLINGKYUR Foundation, all of whom were among the "First Parties" to an agreement effective 12/20/99 set forth at Exhibit 10.4 to BION's Form 8-K (dated 12/11/99) ("Agreements"), and on behalf of the other persons set forth at Exhibit A hereto (collectively, "Exchangers"), pursuant to the terms of the Agreement, I am tendering the Class Z and Class X warrants for BION for exchange into restricted common stock of BION at ratios of .15 shares per Class Z warrant and .3 shares per Class X warrant as per Exhibit A hereto.

     Please note that while the Exchangers are waiving their rights to receive registered common stock of BION as set forth at paragraph 3 of the Agreement and their demand registration rights as holders of the majority of the Class Z warrants, the Exchangers reserve the right to equivalent demand registration rights on the shares received hereby (and/or with respect to other BION securities already owned by Exchangers). Further note that since these transactions are being made pursuant to the Agreement, they are within the scope of paragraph 14 of the Agreement.

     If the above is agreeable to BION, please cancel the attached warrants and issue the stock per Exhibit A and deliver to this office. If not, please return all warrants to this office.

Yours,

/s/ Mark A. Smith
Mark A. Smith
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August 3, 2000




Bion Environmental Technologies, Inc.
7921 Southpark Place, Ste. 200
Littleton, CO 80120

Dear Bion:

On behalf of myself as a party to an agreement with Bion Environmental Technologies, Inc., Inc. ("BION") effective December 20, 1999 set forth as
Exhibit 10.9 to BION's Form 8-K (dated December 11, 1999) ("Agreement"), pursuant to the Agreement, I am tendering the Class Z and Class X warrants of BION for exchange into restricted common stock of BION at ratios of 0.15 share per Class Z Warrant and 0.3 share per Class X Warrant as per the Agreement.

Please note that while I am waiving the right to receive registered common stock of BION as set forth at paragraph 2 of the Agreement, I reserve the right to equivalent registration rights on the shares received hereby (and/or with regard to other BION securities that I already own).

If the above is agreeable to BION, please cancel the attached warrants, issue the stock and deliver the certificate to me. If not, please return all warrants to me.

Sincerely,

/s/ Duane Stutzman